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                                                EXHIBIT 23.1(k)



                   Consent of Independent Auditors

We consent to the incorporation by reference in the Registration
Statement (Form S-8) of Advanced Communications Group, Inc. for the registration of 300,000 shares of its common stock pertaining to the Advanced Communications Group, Inc. Non-Qualified Stock Option Plan for Non-Employee Directors of our report dated March 13, 1998 with respect to the financial statements of KIN Network, Inc. for the year ended December 31, 1997 included in the Current Report on Form 8-K/A of Advanced Communications Group, Inc. dated May 4, 1998, filed with the Securities and Exchange Commission.


                                       /s/ Ernst & Young LLP
                                       Ernst & Young LLP

Kansas City, Missouri
January 27, 1999